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                        Consent of Independent Auditors



We consent to incorporation by reference in the post-effective amendments to the registration statements on Form S-8 of The Pittston Company for The Pittston Company 1988 Stock Option Plan, the Key Employees' Deferred Compensation Program of The Pittston Company and the 1994 Employee Stock Purchase Plan of The Pittston Company, and the Savings Investment Plan of The Pittston Company and Its Subsidiaries and in the registration statement on Form S-8 for The Pittston Company Non-employee Directors' Stock Option Plan, of our report dated February 1, 2001 relating to the consolidated financial statements listed in the Index to Financial Statements and Schedules in Item 14(a)1 included in the 2000 Annual Report on Form 10-K of The Pittston Company, which report appears in the 2000 Annual Report on Form 10-K of The Pittston Company.

Our report refers to a change in the method of accounting for nonrefundable installation revenues and the related direct costs of acquiring new subscribers in 2000 as a result of the implementation of Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements.

Our report also refers to a change in the method of accounting for derivative instruments and hedging activities in 1998 as a result of adopting Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.


/s/ KPMG, LLP

Richmond, Virginia
September 26, 2001